METHODE ELECTRONICS, INC. REPORTS
FISCAL 2012 THIRD-QUARTER FINANCIAL RESULTS

Third-Quarter Net Sales Improve 9.7%
Results include Higher Year-Over-Year Income Taxes

Chicago, IL - March 1, 2012 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2012 third quarter ended January 28, 2012.

Third-Quarter Fiscal 2012
Methode's third-quarter Fiscal 2012 net sales increased $9.9 million, or 9.7 percent, to $112.0 million from $102.1 million in the same quarter of Fiscal 2011.

Net income decreased $5.1 million to $0.8 million, or $0.02 per share, in the third quarter of Fiscal 2012 from net income of $5.9 million, or $0.16 per share, in the same period of Fiscal 2011. Year over year, Fiscal 2012 third-quarter net income was negatively affected by:

•	higher income tax expense of $2.7 million;

•	the absence of an expense reversal for settlement of the Blue Angel dispute of $1.7 million in the Fiscal 2011 period;

•	costs related to the design, development and engineering of North American automotive programs due to launch in Fiscal 2012 and 2013 of $1.3 million;

•	higher currency translation expense of $1.1 million;

•	higher costs related to vendor production and delivery issues of $0.5 million; and

•	higher selling and administrative expense of $0.4 million due to the acquisitions of Advanced Molding and Decoration (AMD) and Eetrex.

Year over year, Fiscal 2012 third-quarter net income benefitted from:

•	lower legal expenses of $0.8 million; and

•	higher sales.

Excluding the expense reversal for settlement of the Blue Angel dispute of $1.7 million in the Fiscal 2011 period, Methode's net income was $4.1 million, or $0.11 per share, in the Fiscal 2011 third quarter.

Consolidated gross margins as a percentage of sales decreased to 17.2 percent in the Fiscal 2012 third quarter compared to 19.0 percent in the same period of Fiscal 2011. The decrease was due primarily to design, development and engineering costs for new automotive programs launching in Fiscal 2012 and 2013, higher costs related to vendor production and delivery issues, increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, lower sales in the Interconnect segment and an unfavorable product mix in the Power Products segment.

Methode Electronics, Inc. Reports Fiscal 2012 Third-Quarter and Year-to-Date Financial Results

Selling and administrative expenses increased $1.3 million, or 8.4 percent, to $16.8 million in the Fiscal 2012 third quarter compared to $15.5 million in the prior-year third quarter due primarily to higher expense related to the acquisitions of AMD and Eetrex, and the absence of the expense reversal for settlement of the Blue Angel dispute, partially offset by lower legal expenses. However, selling and administrative expenses as a percentage of net sales decreased to 15.0 percent for the Fiscal 2012 third quarter compared to 15.2 percent in the same period last year due to higher sales.

In the Fiscal 2012 third quarter, income tax expense increased $2.7 million to $1.2 million compared to a benefit of $1.5 million for the Fiscal 2011 period. For the Fiscal 2012 period, the income tax expense relates to income taxes on foreign profits. The Fiscal 2011 period includes a benefit of $2.8 million related to the expiration of uncertain tax positions and interest from prior periods offset by income tax expense of $1.5 million for taxes on foreign profits.

Third-Quarter Fiscal 2012 Segment Comparison
Comparing the Automotive segment's third quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales increased 23.9 percent attributable to

•
a 118.2 percent sales improvement in North America due to increased sales for the Ford center console program and lead frame assembly products, which represented 57.6 percent of the increase, and to sales from the AMD acquisition;

•	a 2.9 percent sales increase in Europe primarily due to fluctuation in currency exchange rates; and

•	a 9.7 percent sales increase in Asia due to higher sales of steering angle sensor products.

•
Gross margins as a percentage of sales decreased to 12.4 percent from 16.9 percent due to design, development and engineering costs for two North American automotive programs launching in Fiscal 2012 and 2013, higher costs related to vendor production and delivery issues and the increased sales of automotive product that has higher prime cost due to the current high purchased content.

•
Income from operations decreased 75.0 percent due to design, development and engineering costs for two North American automotive programs launching in Fiscal 2012 and 2013, higher costs related to vendor production and delivery issues, higher expatriate salary costs, the absence of the expense reversal for the Blue Angel dispute and increased selling and administrative expense due to the AMD acquisition, partially offset by increased sales and lower Delphi legal expenses.

Comparing the Interconnect segment's third quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales decreased 10.1 percent attributable to

•	lower North American sales of 3.0 percent due to reduced appliance and radio remote control product sales, partially offset by improved data solutions products sales;

•
lower European sales of 36.0 percent due to the absence of optical sales because of the sale of the Czech Republic optical business in the Fiscal 2011 fourth quarter, partially offset by higher radio remote control device sales; and

•	flat Asian sales.

•	Gross margins as a percentage of sales declined to 28.0 percent from 28.5 percent due primarily to lower sales within the segment.

•	Income from operations was flat due to lower appliance sales offset by lower selling and administrative expenses.

Comparing the Power Products segment's third quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales were flat at $13.0 million as a result of

•	a 2.4 percent sales decrease in North America due to lower demand for flexible cabling products, partially offset by higher busbar and heat sink demand;

Methode Electronics, Inc. Reports Fiscal 2012 Third-Quarter and Year-to-Date Financial Results

•	partially offset by a 58.1 percent sales increase in Europe due to higher busbar demand.

•	Gross margins as a percentage of sales declined to 16.9 percent from 21.5 percent due to an unfavorable mix in the North American cabling business.

•	Income from operations decreased 30.0 percent due to an unfavorable product mix, partially offset by lower selling and administrative expense.

Nine-Month Period Fiscal 2012
Methode's nine-month Fiscal 2012 net sales increased $29.9 million, or 9.7 percent, to $338.7 million from $308.8 million in the same period of Fiscal 2011. Translation of foreign currency increased net sales $3.5 million, or 1.0 percent, in the year-over-year comparison.

Net income decreased $6.8 million to $2.6 million, or $0.07 per share, in the nine months of Fiscal 2012 compared to $9.4 million, or $0.25 per share, in the same period of Fiscal 2011. Year over year, Fiscal 2012 nine-month net income was negatively affected by:

•	higher income tax expense of $3.5 million;

•	costs related to the design, development and engineering of North American automotive programs due to launch in Fiscal 2012 and 2013 of $2.9 million;

•
higher selling and administrative costs of $1.7 million due to the acquisitions of Eetrex and AMD ($0.8 million) and for additional support staff needed for the development of products not expected to begin production until the latter part of Fiscal 2013 ($0.9 million);

•	higher stock award amortization expense of $1.2 million;

•	higher costs related to vendor production and delivery issues of $1.1 million;

•	the absence of life insurance proceeds of $0.8 million;

•	the absence of a Malta grant compared to a grant of $0.5 million in the Fiscal 2011 period; and

•	higher costs for new product development within the Power Products segment of $0.3 million.

Year over year, Fiscal 2012 nine-month net income benefitted from:

•	the absence of an expense of $2.1 million for litigation regarding the Blue Angel dispute in the Fiscal 2011 period;

•	the absence of negotiated cancellation and other customer cancellation costs and inventory charges of $1.7 million in the Fiscal 2011 period;

•	lower legal expenses of $0.6 million; and

•	higher sales.

Excluding the expense of $2.1 million for litigation regarding the Blue Angel dispute and negotiated program termination charge in the Fiscal 2011 period, Methode's net income was $12.8 million, or $0.34 per share, in the first nine months of Fiscal 2011.

Consolidated gross margins as a percentage of sales were 17.7 percent in the Fiscal 2012 nine-month period compared to 20.5 percent in the same period of Fiscal 2011. The decrease was due primarily to design, development and engineering costs for new automotive programs launching in Fiscal 2012 and 2013, higher costs related to vendor production and delivery issues, higher Power Products segment product development costs, as well as increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, partially offset by the absence of negotiated cancellation and other customer cancellation costs.

Selling and administrative expenses increased $0.5 million, or 0.9 percent, to $53.7 million in the Fiscal 2012 nine-month period compared to $53.2 million in the prior-year period due primarily to higher stock award amortization expense, higher selling and administrative costs due to the acquisitions of Eetrex and AMD and for additional staff for products launching in the latter part of Fiscal 2013, and the absence of a

Methode Electronics, Inc. Reports Fiscal 2012 Third-Quarter and Year-to-Date Financial Results

Malta grant. The increases were partially offset by the absence of an expense for litigation regarding the Blue Angel dispute in the Fiscal 2011 period, and lower legal expense. However, selling and administrative expenses as a percentage of net sales decreased to 15.9 percent for the Fiscal 2012 nine months compared to 17.2 percent in the same period last year.

In the Fiscal 2012 nine-month period, income tax expense increased $3.5 million to an expense of $3.4 million compared to a benefit of $0.1 million for the Fiscal 2011 period. For the Fiscal 2012 period, the income tax expense relates to income taxes on foreign profits of $3.3 million, $0.9 million for taxes on a foreign dividend, partially offset by a benefit of $1.1 million relating to Malta tax credits. For the Fiscal 2011 period, the income tax benefit includes $2.8 million related to expiration of uncertain tax positions and interest from prior periods partially offset by income taxes on foreign profits of $2.5 million.

Nine-Month Fiscal 2012 Segment Comparison
Comparing the Automotive segment's first nine months of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales increased 23.3 percent attributable to

•
an 111.3 percent sales improvement in North America due to increased sales for the Ford center console program and transmission lead frame assembly, which represented 76.1 percent of the increase, and to sales from the AMD acquisition;

•	a 9.3 percent sales increase in Europe primarily due to fluctuation in currency exchange rates; and

•	a 10.9 percent sales increase in Asia due to higher demand for transmission lead frame and steering angle sensor products.

•
Gross margins as a percentage of sales decreased to 14.2 percent from 18.4 percent due to costs related to the design, development and engineering for two North American automotive programs launching in Fiscal 2012 and 2013, higher costs related to vendor production and delivery issues and the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by the absence of negotiated program termination charges.

•
Income from operations declined 28.0 percent due to expenses related to new programs and new product launches and higher costs related to vendor production and delivery issues, partially offset by increased sales, lower legal expenses and the absence of an expense for litigation regarding the Blue Angel dispute.

Comparing the Interconnect segment's first nine months of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales decreased 10.3 percent attributable to

•	lower North American sales of 11.1 percent due to reduced appliance and interface solutions sales, partially offset by improved data and safety radio remote control device sales;

•
lower European sales of 16.0 percent due to the absence of optical sales because of the sale of the Czech Republic optical business in the Fiscal 2011 fourth quarter, partially offset by higher data and safety radio remote control device sales;

•	partially offset by higher Asian sales of 5.2 percent primarily due to higher safety radio remote control device sales.

•	Gross margins as a percentage of sales declined to 27.4 percent from 29.0 percent due primarily to lower sales.

•	Income from operations decreased 13.6 percent because of lower sales, partially offset by lower selling and administrative expenses.

Methode Electronics, Inc. Reports Fiscal 2012 Third-Quarter and Year-to-Date Financial Results

Comparing the Power Products segment's first nine months of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales improved 8.5 percent driven by

•	an 8.7 percent sales increase in North America due to higher busbar and heat sink demand, partially offset by lower demand for flexible cabling products;

•	a 7.8 percent rise in Asia sales due to growth in busbar demand; and

•	a 2.6 percent improvement in sales in Europe due to higher busbar demand.

•
Gross margins as a percentage of sales declined to 17.7 percent from 20.5 percent due to higher costs related to new product development in North America, partially offset by the absence of a customer cancellation charge.

•	Income from operations decreased 33.3 percent due to increased expenses for new product development, partially offset by higher sales.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “During the first nine months of Fiscal 2012, we improved consolidated sales nearly 10 percent due to strong Automotive and Power Product segment sales, which grew over 23 percent and 8 percent, respectively.

“However, higher income taxes along with continued costs related to the design, development, engineering and launch of several significant programs negatively impacted our bottom line through the first nine months. Looking forward, we feel confident about the progress we have made in improving our business model and anticipated revenue growth of approximately 16 percent compounded from Fiscal 2012 to Fiscal 2015.”

Guidance
Methode reiterates its Fiscal 2012 guidance of $450 to $465 million in sales and earnings per share of $0.13 to $0.21, and Fiscal 2013 guidance of $495 to $525 million in sales and earnings per share of $0.52 to $0.67.

Conference Call
The Company will conduct a conference call and Webcast today to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through March 15 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 389310. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Germany, India, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United

Methode Electronics, Inc. Reports Fiscal 2012 Third-Quarter and Year-to-Date Financial Results

States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (4) ability to compete effectively; (5) customary risks related to conducting global operations; (6) dependence on the availability and price of raw materials; (7) dependence on our supply chain; (8) ability to keep pace with rapid technological changes; (9) ability to avoid design or manufacturing defects; (10) ability to protect our intellectual property; (11) ability to withstand price pressure; (12) the usage of a significant amount of our cash and resources to launch new North American automotive programs; (13) location of a significant amount of cash outside of the U.S.; (14) currency fluctuations; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to withstand business interruptions; (17) unfavorable tax law changes; (18) ability to implement and profit from newly acquired technology; and (19) the future trading price of our stock.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011

Net sales	$112,000	$102,102	$338,694	$308,807

Cost of products sold	92,746	82,668	278,540	245,522

Gross margins	19,254	19,434	60,154	63,285

Restructuring	—	—	—	(21)
Selling and administrative expenses	16,838	15,496	53,679	53,149

Income from operations	2,416	3,938	6,475	10,157

Interest (income)/expense, net	(164)	116	(160)	203
Other (income)/expense, net	615	(490)	767	693

Income before income taxes	1,965	4,312	5,868	9,261

Income tax (benefit)/expense	1,180	(1,499)	3,423	(89)

Net income	785	5,811	2,445	9,350

Less: Net loss attributable to noncontrolling interest	(24)	(72)	(170)	(85)
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$809	5,883	2,615	9,435

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.02	$0.16	$0.07	$0.25
Diluted	$0.02	$0.16	$0.07	$0.25
Cash dividends:
Common stock	$0.07	$0.07	$0.21	$0.21
Weighted average number of Common Shares outstanding:
Basic	37,309,890	37,144,021	37,299,029	37,087,538
Diluted	37,540,222	37,641,135	37,522,475	37,406,937

METHODE ELECTRONICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of	As of
	January 28, 2012	April 30, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$76,811	$57,445
Accounts receivable, net	86,133	88,036
Inventories:
Finished products	6,802	6,271
Work in process	14,484	10,981
Materials	22,669	21,305
	43,955	38,557
Deferred income taxes	3,575	3,778
Prepaid and refundable income taxes	881	851
Prepaid expenses and other current assets	8,468	7,294
TOTAL CURRENT ASSETS	219,823	195,961
PROPERTY, PLANT AND EQUIPMENT	266,397	298,254
Less allowances for depreciation	197,203	236,743
	69,194	61,511
GOODWILL	16,422	16,422
INTANGIBLE ASSETS, net	17,063	18,423
PRE-PRODUCTION COSTS	18,357	14,645
OTHER ASSETS	27,188	27,782
	79,030	77,272
TOTAL ASSETS	$368,047	$334,744
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$41,674	$37,152
Other current liabilities	26,982	26,335
TOTAL CURRENT LIABILITIES	68,656	63,487
LONG-TERM DEBT	39,500	—
OTHER LIABILITIES	4,373	5,619
DEFERRED COMPENSATION	4,560	4,494
NON-CONTROLLING INTEREST	403	—
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,363,078 and 38,312,243 shares issued as of January 28, 2012 and April 30, 2011, respectively	19,182	19,156
Additional paid-in capital	76,741	72,113
Accumulated other comprehensive income	14,993	23,152
Treasury stock, 1,342,188 shares as of January 28, 2012 and April 30, 2011	(11,377)	(11,377)
Retained earnings	150,832	155,989
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	250,371	259,033
Noncontrolling interest	184	2,111
TOTAL EQUITY	250,555	261,144
TOTAL LIABILITIES AND EQUITY	$368,047	$334,744

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Nine Months Ended
	January 28, 2012	January 29, 2011
OPERATING ACTIVITIES
Net income	$2,445	$9,350
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	10,558	9,842
Impairment of tangible assets	—	1,299
Amortization of intangibles	1,367	1,782
Amortization of stock awards and stock options	3,113	1,907
Changes in operating assets and liabilities	(5,897)	(4,615)
Other	362	33
NET CASH PROVIDED BY OPERATING ACTIVITIES	11,948	19,598

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(16,608)	(9,758)
Acquisition of businesses	(6,349)	(750)
Proceeds from life insurance policies	—	1,515
NET CASH USED IN INVESTING ACTIVITIES	(22,957)	(8,993)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	198	1,097
Cash dividends	(7,772)	(7,741)
Net borrowings	39,500	—
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	31,926	(6,644)

Effect of foreign currency exchange rate changes on cash	(1,551)	1,635

INCREASE IN CASH AND CASH EQUIVALENTS	19,366	5,596
Cash and cash equivalents at beginning of period	57,445	63,821
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$76,811	$69,417